Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

ZimVie Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (2)

Equity	Common Stock, $0.01 par value per share, to be issued pursuant to the ZimVie Inc. 2022 Stock Incentive Plan	Other(2)	3,000,000	$12.795	$38,385,000.00	0.00011020	$4,230.03

Total Offering Amounts				—	$38,385,000.00	—	$4,230.03

Total Fee Offsets				—	—	—	—

Net Fee Due				—	—	—	$4,230.03

(1)

This registration statement covers shares of common stock, par value $0.01 per share (“Common Stock”), of ZimVie Inc. (the “Registrant”) authorized for issuance under the ZimVie Inc. 2022 Stock Incentive Plan, as amended (the “Plan”) and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of Common Stock of the Registrant as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions in accordance with the anti-dilution provisions of the Plan.

(2)

The proposed maximum offering price per unit, the maximum aggregate offering price and the amount of registration fee are estimated solely for the purpose of calculating the registration fee and are computed in accordance with Rule 457(c) and (h) under the Securities Act using the average of the high and low prices of shares of Common Stock as reported by the Nasdaq Global Select Market on July 28, 2023.